Albertsons Companies, Inc. Reports Second Quarter Results

Provides Fiscal 2020 Outlook
Outlines Capital Allocation Strategy and Common Stock Repurchase Program

Boise, ID - October 20, 2020
Albertsons Companies, Inc. (NYSE: ACI) (the "Company") today reported results for the second quarter of fiscal 2020, which ended September 12, 2020.
Second Quarter of Fiscal 2020 Highlights

•Identical sales growth of 13.8%
•Digital sales growth of 243%
•Diluted net income per share of $0.49; Adjusted net income per share of $0.60
•Net income of $284.5 million
•Adjusted EBITDA of $948.4 million, an increase of 67% compared to the second quarter last year
•Debt refinancing and paydown transactions to deliver approximately $52 million in annualized interest savings

"We continue to successfully execute against our strategic priorities, which translated into outstanding second quarter results. We have a value proposition that is resonating with customers and driving market share gains across all of our markets," said Vivek Sankaran, President and CEO. "We are in the early stages of a transformation to become a modern, growing food retailer providing a wide assortment of high quality fresh and essential goods to customers, and we remain well-positioned to generate differentiated performance and deliver an excellent shopping experience."

Second Quarter of Fiscal 2020 Results
Sales and other revenue increased 11.2% to $15.8 billion during the 12 weeks ended September 12, 2020 ("second quarter of fiscal 2020") compared to $14.2 billion during the 12 weeks ended September 7, 2019 ("second quarter of fiscal 2019"). The increase was driven by the Company's 13.8% increase in identical sales, partially offset by lower fuel sales. Identical sales benefited from the Company's 243% growth in digital sales and an increase in store sales.
Gross profit margin increased to 29.0% during the second quarter of fiscal 2020 compared to 27.8% during the second quarter of fiscal 2019. Excluding the impact of fuel, gross profit margin increased 85 basis points compared to the second quarter of fiscal 2019. The increase in gross profit margin was primarily driven by continued improvements in shrink expense and sales leverage on advertising and supply chain costs. Gross profit margin also benefited from sales mix shifts.
Selling and administrative expenses decreased to 25.6% of sales during the second quarter of fiscal 2020 compared to 26.8% of sales for the second quarter of fiscal 2019. Excluding the impact of fuel, selling and administrative expenses as a percentage of sales decreased 175 basis points. The decrease in selling and administrative expenses was primarily attributable to sales leverage driven by higher identical sales, partially offset by incremental COVID-19 costs related to supporting and protecting our associates and customers.

Gain on property dispositions and impairment losses, net was $18.3 million during the second quarter of fiscal 2020 compared to $435.5 million during the second quarter of fiscal 2019. The gain during the second quarter of fiscal 2019 was related to sale leaseback transactions.
Interest expense was $128.6 million during the second quarter of fiscal 2020 compared to $177.5 million during the second quarter of fiscal 2019. The decrease in interest expense was primarily attributable to lower average outstanding borrowings and lower average interest rates. The weighted average interest rate during the second quarter of fiscal 2020 was 6.0% compared to 6.4% during the second quarter of fiscal 2019, excluding amortization and write-off of deferred financing costs and original issue discount.
Income tax expense was $111.2 million during the second quarter of fiscal 2020 compared to $81.9 million during the second quarter of fiscal 2019. The increase in income tax expense is primarily the result of incurring certain nondeductible transaction-related costs in the second quarter of fiscal 2020 and the increase in income before taxes.

Net income was $284.5 million during the second quarter of fiscal 2020 compared to $294.8 million during the second quarter of fiscal 2019. Net income for the second quarter of fiscal 2019 included the benefit of gains related to sale leaseback transactions.

Adjusted net income was $356.4 million, or $0.60 per share, during the second quarter of fiscal 2020 compared to $99.2 million, or $0.17 per share, during the second quarter of fiscal 2019.
Adjusted EBITDA was $948.4 million, or 6.0% of sales, during the second quarter of fiscal 2020 compared to $567.6 million, or 4.0% of sales, during the second quarter of fiscal 2019. The increase in Adjusted EBITDA was primarily attributable to the Company's 13.8% increase in identical sales and the improved sales leverage experienced in gross margin and selling and administrative expenses.
Year-To-Date Results
Sales and other revenue increased 17.0% to $38.5 billion during the 28 weeks ended September 12, 2020 ("first 28 weeks of fiscal 2020") compared to $32.9 billion during the 28 weeks ended September 7, 2019 ("first 28 weeks of fiscal 2019"). The increase was driven by the Company's 21.0% increase in identical sales, partially offset by lower fuel sales.
Gross profit margin increased to 29.5% during the first 28 weeks of fiscal 2020 compared to 27.9% during the first 28 weeks of fiscal 2019. Excluding the impact of fuel, gross profit margin increased 80 basis points.
Selling and administrative expenses decreased to 25.5% of sales during the first 28 weeks of fiscal 2020 compared to 26.6% of sales for the first 28 weeks of fiscal 2019. Excluding the impact of fuel, selling and administrative expenses as a percentage of sales decreased 185 basis points.
Interest expense was $309.2 million during the first 28 weeks of fiscal 2020 compared to $402.7 million during the first 28 weeks of fiscal 2019. The decrease in interest expense was primarily attributable to lower average outstanding borrowings and lower average interest rates.
Adjusted EBITDA was $2,639.4 million, or 6.9% of sales, during the first 28 weeks of fiscal 2020 compared to $1,444.4 million, or 4.4% of sales, during the first 28 weeks of fiscal 2019. The increase in Adjusted EBITDA was primarily attributable to the Company's 21.0% increase in identical sales and the improved sales leverage experienced in gross margin and selling and administrative expenses.

Liquidity, Capital Expenditures and Refinancing Transactions
Net cash provided by operating activities was $2,720.8 million during the first 28 weeks of fiscal 2020 compared to $1,084.8 million during the first 28 weeks of fiscal 2019. The increase in cash flow from operations compared to the first 28 weeks of fiscal 2019 was primarily due to improvements in operating performance and changes in working capital primarily related to inventory and accounts payable driven by the increase in sales volume during the first 28 weeks of fiscal 2020.
During the first 28 weeks of fiscal 2020, the Company spent $702.9 million in capital expenditures, which included investments in strategic technology, accelerated investment in eCommerce and the completion of 132 remodel projects.

On August 31, 2020, the Company issued $750 million in aggregate principal amount of new 3.250% senior notes due 2026, issued at par (the "2026 Notes"), and $750 million in aggregate principal amount of new 3.500% senior notes due 2029, issued at par (the "2029 Notes" and together with the 2026 Notes, the "New Notes"). The Company used the net proceeds from the New Notes, together with approximately $60 million of cash on hand, to (i) fund the redemption of all of its outstanding 6.625% senior notes due 2024 (the "2024 Redemption"), (ii) fund a partial redemption of $250 million principal amount of its outstanding 5.750% senior notes due 2025 (the "2025 Partial Redemption" and together with the 2024 Redemption, the "Redemptions") and (iii) pay fees and expenses related to the Redemptions and the issuance of the New Notes. The Company completed the 2024 Redemption on September 11, 2020 and the 2025 Partial Redemption on September 16, 2020 (subsequent to the end of the second quarter of fiscal 2020). The Company also repaid the remaining $136.8 million in aggregate principal amount of Safeway Inc.'s 3.95% Notes due 2020 on their maturity date, August 15, 2020. In total, the refinancing and debt reduction is expected to save the Company approximately $52 million in annualized pre-tax interest expense.

Capital Allocation Strategy and Common Stock Repurchase Program

The Company's capital allocation strategy is balanced, prioritizing increased levels of capital investment in the business to drive future growth, continued deleveraging of the balance sheet, the recently announced $0.10 per share quarterly dividend, and opportunistic share repurchases under the newly authorized share repurchase program, all anchored on the strong and consistent free cash flow generated by the business. The Company's capital allocation program is expected to be funded with cash on hand and cash generated from future operations.

On October 14, 2020, the Company's Board of Directors authorized a new share repurchase program that allows the Company to repurchase up to $300 million of the Company's common stock. This program reflects the Company's continued confidence in its long-term outlook and approach to driving overall stockholder value. Purchases under the common stock repurchase program are anticipated to be made opportunistically at management's discretion.

Updated Fiscal 2020 Outlook

Since the beginning of fiscal 2020, the Company has experienced significant increases in product demand and overall basket size in our stores and in our eCommerce business due in part to COVD-19 related demand. As a result, the Company is providing an updated fiscal 2020 outlook, as follows:

•Identical sales in fiscal 2020 of at least 15.5%
•Adjusted EPS in the range of $2.75 per share to $2.85 per share
•Adjusted EBITDA in the range of $4.15 billion to $4.25 billion
•Effective tax rate to be approximately 25% excluding discrete items
•Capital expenditures to be approximately $1.9 billion

The Company is unable to provide a full reconciliation of the GAAP and Non-GAAP Measures (as defined below) used in the updated fiscal 2020 outlook without unreasonable effort because it is not possible to predict certain of the adjustment items with a reasonable degree of certainty. This information is dependent upon future events and may be outside of the Company's control and could have a significant impact on its GAAP financial results for fiscal 2020.

Conference Call

The Company will hold a conference call today at 8:30 a.m. Eastern Time, which will be hosted by Vivek Sankaran, President and CEO, and Bob Dimond, CFO. The call will be webcast and can be accessed at https://investor.albertsonscompanies.com/Event-Calendar. A replay of the webcast will be available for approximately two weeks following the completion of the call.

About Albertsons Companies
Albertsons Companies is a leading food and drug retailer in the United States. As of September 12, 2020, the Company operated 2,252 retail food and drug stores with 1,725 pharmacies, 398 associated fuel centers, 22 dedicated distribution centers and 20 manufacturing facilities. The Company operates stores across 34 states and the District of Columbia under 20 well-known banners including Albertsons, Safeway, Vons, Jewel-Osco, Shaw's, Acme, Tom Thumb, Randalls, United Supermarkets, Pavilions, Star Market, Haggen and Carrs. The Company is committed to helping people across the country live better lives by making a meaningful difference, neighborhood by neighborhood. In 2019 alone, along with the Albertsons Companies Foundation, the Company gave $225 million in food and financial support. In 2020, the Company made a $53 million commitment to community hunger relief efforts and a $5 million commitment to organizations supporting social justice. These efforts have helped millions of people in the areas of hunger relief, education, cancer research and treatment, social justice and programs for people with disabilities and veterans' outreach.

Forward-Looking Statements, Non-GAAP Measures and Identical Sales
This earnings report may include forward-looking statements within the meaning of the federal securities laws. Forward-looking statements contain information about future operating or financial performance. Forward-looking statements are based on the Company's current expectations and assumptions about market conditions and our future operating performance which the Company believes to be reasonable at this time. The Company's results may vary significantly from quarter to quarter, and these expectations and assumptions involve risks and uncertainties, including changes in macroeconomic conditions and the Company's industry, failure to achieve anticipated synergies and cost-savings, increased rates of food price inflation or deflation and other factors, that could cause actual results or events to be materially different from those anticipated. These risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements include those related to the COVID-19 pandemic, about which there are still many unknowns, including the duration of the pandemic and the extent of its impact. The Company undertakes no obligation to update or revise any such statements as a result of new information, future events or otherwise.

EBITDA, Adjusted EBITDA, Adjusted Net Income, Adjusted Net Income Per Class A Common Share and the total Net Debt to Adjusted EBITDA ratio (collectively, the "Non-GAAP Measures") are performance measures that provide supplemental information the Company believes is useful to analysts and investors to evaluate its ongoing results of operations, when considered alongside other GAAP measures such as net income, operating income, gross profit, and net income per Class A common share. These Non-GAAP Measures exclude the financial impact of items management does not consider in assessing the Company's ongoing operating performance, and thereby facilitate review of its operating performance on a period-to-period basis. Other companies may have different capital structures or different lease terms, and comparability to the Company's results of operations may be impacted by the effects of acquisition accounting on its depreciation and amortization. As a result of the effects of these factors and factors specific to other companies, the Company believes EBITDA, Adjusted EBITDA, Adjusted Net Income and Adjusted Net Income Per Class A Common Share provide helpful information to analysts and investors to facilitate a comparison of its operating performance to that of other companies. The Company also uses Adjusted EBITDA, as further adjusted for additional items defined in its debt instruments, for board of director and bank compliance reporting. The Company's presentation of Non-GAAP Measures should not be construed as an implication that its future results will be unaffected by unusual or non-recurring items.

As used in this earnings release, the term "identical sales" includes stores operating during the same period in both the current fiscal year and the prior fiscal year, comparing sales on a daily basis. Direct to consumer internet sales are included in identical sales, and fuel sales are excluded from identical sales.

Albertsons Companies, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(dollars in millions, except per share data)
(unaudited)

	12 weeks ended		28 weeks ended
	September 12, 2020	September 7, 2019	September 12, 2020	September 7, 2019
Net sales and other revenue	$15,757.6	$14,176.7	$38,509.2	$32,915.1
Cost of sales	11,182.7	10,235.2	27,162.8	23,734.0
Gross profit	4,574.9	3,941.5	11,346.4	9,181.1

Selling and administrative expenses	4,031.2	3,794.6	9,800.6	8,741.2
(Gain) loss on property dispositions and impairment losses, net	(18.3)	(435.5)	12.0	(464.0)
Operating income	562.0	582.4	1,533.8	903.9

Interest expense, net	128.6	177.5	309.2	402.7
Loss on debt extinguishment	49.1	23.1	49.1	65.8
Other (income) expense, net	(11.4)	5.1	(8.3)	(6.0)
Income before income taxes	395.7	376.7	1,183.8	441.4

Income tax expense	111.2	81.9	313.1	97.6
Net income	$284.5	$294.8	$870.7	$343.8

Net income per Class A common share
Basic net income per Class A common share	$0.52	$0.51	$1.57	$0.59
Diluted net income per Class A common share	0.49	0.51	1.49	0.59
Weighted average Class A common shares outstanding
Basic	477.3	579.3	529.2	579.3
Diluted	582.9	580.6	583.3	580.0

Margins
Gross profit	29.0%	27.8%	29.5%	27.9%
Selling and administrative expenses	25.6%	26.8%	25.5%	26.6%

Store data
Number of stores at end of quarter	2,252	2,262

Albertsons Companies, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in millions)
(unaudited)

	September 12, 2020	February 29, 2020
ASSETS
Current assets
Cash and cash equivalents	$2,389.6	$470.7
Receivables, net	547.1	525.3
Inventories, net	4,267.1	4,352.5
Other current assets	374.8	382.8
Total current assets	7,578.6	5,731.3

Property and equipment, net	9,110.0	9,211.9
Operating lease right-of-use assets	5,769.2	5,867.4
Intangible assets, net	2,077.8	2,087.2
Goodwill	1,183.3	1,183.3
Other assets	750.7	654.0
TOTAL ASSETS	$26,469.6	$24,735.1

LIABILITIES
Current liabilities
Accounts payable	$3,389.8	$2,891.1
Accrued salaries and wages	1,280.3	1,126.0
Current maturities of long-term debt and finance lease obligations	331.6	221.4
Current maturities of operating lease obligations	577.8	563.1
Other current liabilities	1,148.2	1,102.7
Total current liabilities	6,727.7	5,904.3

Long-term debt and finance lease obligations	8,460.0	8,493.3
Long-term operating lease obligations	5,385.0	5,402.8
Deferred income taxes	563.8	613.8
Other long-term liabilities	2,232.4	2,042.8

Commitments and contingencies
Series A convertible preferred stock	844.3	—
Series A-1 convertible preferred stock	754.8	—

STOCKHOLDERS' EQUITY
Class A common stock	5.8	5.8
Additional paid-in capital	1,875.8	1,824.3
Treasury stock, at cost	(1,705.8)	(25.8)
Accumulated other comprehensive loss	(106.4)	(118.5)
Retained earnings	1,432.2	592.3
Total stockholders' equity	1,501.6	2,278.1
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$26,469.6	$24,735.1

Albertsons Companies, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	28 weeks ended
	September 12, 2020	September 7, 2019
Cash flows from operating activities:
Net income	$870.7	$343.8
Adjustments to reconcile net income to net cash provided by operating activities:
Loss (gain) on property dispositions and impairment losses, net	12.0	(464.0)
Depreciation and amortization	808.8	897.6
Operating lease right-of-use assets amortization	309.3	288.4
LIFO expense	23.2	16.3
Deferred income tax	2.8	(14.4)
Contributions to pension and post-retirement benefit plans, net of (income) expense	(68.9)	(12.0)
Loss on interest rate swaps and commodity hedges, net	25.9	0.3
Amortization and write-off of deferred financing costs	11.2	26.1
Loss on debt extinguishment	49.1	65.8
Equity-based compensation expense	28.3	17.6
Other	(28.7)	19.6
Changes in operating assets and liabilities
Receivables, net	(21.7)	67.4
Inventories, net	62.2	(23.8)
Accounts payable, accrued salaries and wages and other accrued liabilities	585.4	86.8
Operating lease liabilities	(228.4)	(267.9)
Self-insurance assets and liabilities	24.2	6.1
Other operating assets and liabilities	255.4	31.1
Net cash provided by operating activities	2,720.8	1,084.8

Cash flows from investing activities:
Payments for property, equipment and intangibles, including payments for lease buyouts	(702.9)	(716.3)
Proceeds from sale of assets	20.6	1,029.5
Other	(4.8)	(5.5)
Net cash (used in) provided by investing activities	(687.1)	307.7

Cash flows from financing activities:
Proceeds from issuance of long-term debt	3,500.0	750.0
Payments on long-term borrowings	(3,388.5)	(2,558.4)
Payments of obligations under finance leases	(32.9)	(56.1)
Payment of redemption premium on debt extinguishment	(41.4)	—
Payments for debt financing costs	(15.6)	(14.9)
Proceeds from convertible preferred stock	1,680.0	—
Third party issuance costs on convertible preferred stock	(80.9)	—
Treasury stock purchase, at cost	(1,680.0)	—
Other	(21.4)	(16.1)
Net cash used in financing activities	(80.7)	(1,895.5)

Net increase (decrease) in cash and cash equivalents and restricted cash	1,953.0	(503.0)
Cash and cash equivalents and restricted cash at beginning of period	478.9	967.7
Cash and cash equivalents and restricted cash at end of period	$2,431.9	$464.7

Albertsons Companies, Inc. and Subsidiaries
Adjusted Net Income Per Class A Common Share
(in millions, except per share data)

The following tables reconcile Net income to Adjusted net income, and Net income per Class A common share to Adjusted net income per Class A common share:

	12 weeks ended		28 weeks ended
	September 12, 2020	September 7, 2019	September 12, 2020	September 7, 2019
Numerator:

Net income	$284.5	$294.8	$870.7	$343.8
Adjustments:
Loss on interest rate and commodity hedges, net	1.4	—	25.9	0.3
Facility closure and related transition costs	6.1	—	15.9	—
Acquisition and integration costs (1)	2.2	7.5	8.5	33.6
Equity based compensation expense	9.3	6.5	28.3	17.6
(Gain) loss on property dispositions and impairment losses, net	(18.3)	(435.5)	12.0	(464.0)
LIFO expense	10.1	5.8	23.2	16.3
Discretionary COVID-19 pandemic related costs (2)	—	—	89.9	—
Civil disruption related costs (3)	(1.9)	—	13.0	—
Transaction and reorganization costs related to convertible preferred stock issuance and initial public offering	4.1	—	24.4	—
Amortization of debt discount and deferred financing costs	4.7	35.4	11.2	43.8
Loss on debt extinguishment	49.1	23.1	49.1	65.8
Amortization of intangible assets resulting from acquisitions	13.1	68.9	30.6	161.7
Miscellaneous adjustments (4)	13.3	24.3	47.4	33.1
Tax impact of adjustments to Adjusted net income	(21.3)	68.4	(92.5)	23.7
Adjusted net income	$356.4	$99.2	$1,157.6	$275.7

Denominator:

Weighted average Class A common shares outstanding - diluted	582.9	580.6	583.3	580.0
Adjustments:
Restricted stock units and awards (5)	9.6	7.6	9.2	8.2
Adjusted weighted average Class A common shares outstanding - diluted	$592.5	$588.2	$592.5	$588.2

Adjusted net income per Class A common share - diluted	$0.60	$0.17	$1.95	$0.47

Albertsons Companies, Inc. and Subsidiaries
Adjusted Net Income Per Class A Common Share
(in millions, except per share data)

	12 weeks ended		28 weeks ended
	September 12, 2020	September 7, 2019	September 12, 2020	September 7, 2019
Net income per Class A common share - diluted	$0.49	$0.51	$1.49	$0.59
Non-GAAP adjustments (6)	0.12	(0.33)	0.49	(0.11)
Dilutive effect of incremental restricted stock units and awards	(0.01)	(0.01)	(0.03)	(0.01)
Adjusted net income per Class A common share - diluted	$0.60	$0.17	$1.95	$0.47
(1) Related to conversion activities and related costs associated with integrating acquired businesses, primarily the Safeway acquisition. Also includes expenses related to acquisitions and expenses related to management fees paid in connection with acquisition and financing activities.
(2) Includes $53 million of charitable contributions to our communities and hunger relief and $36.9 million in final reward payments to front-line associates at the end of the first quarter of fiscal 2020.
(3) Primarily includes costs related to store damage, inventory losses and community support as a result of the civil disruption during late May and early June in certain markets.
(4) Primarily includes lease adjustments related to non-cash rent expense and costs incurred on leased surplus properties, net realized and unrealized gains and losses related to non-operating investments and adjustments for unconsolidated equity investments.
(5) Represents incremental unvested restricted stock units and restricted stock awards to adjust the diluted weighted average Class A common shares outstanding during each respective period to the number of dilutive shares outstanding as of the end of each respective period.
(6) Reflects the per share impact of Non-GAAP adjustments for each quarter. See the reconciliation of Net income to Adjusted net income above for further details.

The following table is a reconciliation of Adjusted net income to Adjusted EBITDA:

	12 weeks ended		28 weeks ended
	September 12, 2020	September 7, 2019	September 12, 2020	September 7, 2019
Adjusted net income (1)	$356.4	$99.2	$1,157.6	$275.7
Tax impact of adjustments to Adjusted net income	21.3	(68.4)	92.5	(23.7)
Income tax expense	111.2	81.9	313.1	97.6
Amortization of debt discount and deferred financing costs	(4.7)	(35.4)	(11.2)	(43.8)
Interest expense net	128.6	177.5	309.2	402.7
Amortization of intangible assets resulting from acquisitions	(13.1)	(68.9)	(30.6)	(161.7)
Depreciation and amortization	348.7	381.7	808.8	897.6
Adjusted EBITDA	$948.4	$567.6	$2,639.4	$1,444.4
(1) Reflects the impact of Non-GAAP adjustments for each period presented. See the reconciliation of Net income to Adjusted net income above for further details.

Albertsons Companies, Inc. and Subsidiaries
Adjusted EBITDA
(in millions)

The following table is the total net debt to Adjusted EBITDA ratio on a rolling four quarter basis:

	September 12, 2020	September 7, 2019
Total debt (including finance leases and excluding operating leases)	$8,791.6	$8,745.7
Cash and cash equivalents	2,389.6	435.3
Total debt net of cash and cash equivalents	6,402.0	8,310.4

Rolling four quarters Adjusted EBITDA	$4,029.4	$2,821.3

Total net debt to Adjusted EBITDA ratio	1.6	2.9

The following table is a reconciliation of Net income to Adjusted EBITDA on a rolling four quarter basis:

	Rolling four quarters ended
	September 12, 2020	September 7, 2019
Net income	$993.3	$525.0
Depreciation and amortization	1,602.5	1,697.2
Interest expense, net	604.5	784.0
Income tax expense	348.3	33.6
EBITDA	3,548.6	3,039.8

Loss on interest rate and commodity hedges, net	76.2	0.3
Facility closures and related transition costs	34.2	—
Integration costs (1)	15.6	73.8
Acquisition-related costs (2)	19.8	27.1
Equity-based compensation expense	43.5	39.7
Loss on debt extinguishment	94.7	74.5
Gain on property dispositions and impairment losses, net (3)	(8.8)	(453.2)
LIFO expense	25.3	11.4
Discretionary COVID-19 pandemic related costs (4)	89.9	—
Civil disruption related costs (5)	13.0	—
Transaction and reorganization costs related to convertible preferred stock issuance and initial public offering	28.1	—
Miscellaneous adjustments (6)	49.3	7.9
Adjusted EBITDA	$4,029.4	$2,821.3
(1) Related to conversion activities and related costs associated with integrating acquired businesses, primarily the Safeway acquisition.
(2) Includes expenses related to acquisitions and management fees paid in connection with acquisition and financing activities.
(3) Primarily due to gains related to sale leaseback transactions in the rolling four quarters ended September 7, 2019.
(4) Includes $53 million of charitable contributions to our communities and hunger relief and $36.9 million in final reward payments to front-line associates at the end of the first quarter of fiscal 2020.
(5) Primarily includes costs related to store damage, inventory losses and community support as a result of civil disruption during late May and early June in certain markets.
(6) Primarily includes lease adjustments related to non-cash rent expense and costs incurred on leased surplus properties, net realized and unrealized gains and losses related to non-operating investments and adjustments for unconsolidated equity investments.